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                                                                    EXHIBIT 16.1

                     [LETTERHEAD OF KPMG LLP APPEARS HERE]



February 12, 1999



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Syntroleum Corporation (formerly SLH Corporation) and, under the date of February 20, 1998, we reported on the consolidated financial statements of SLH Corporation and subsidiaries as of and for the years ended December 31, 1997 and 1996. On February 8, 1999, our appointment as principal accountants was terminated. We have read Syntroleum Corporation's statements included under Item 4 of its Form 8-K dated
February 15, 1999. We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 1997. Therefore, we take no position with respect to the Company's statements contained in the first two paragraphs of Item 4 of the Form 8-K. With regard to other statements contained in Item 4 of the Form 8-K, we agree with such statements except that we are not in a position to agree or disagree with Syntroleum Corporation's statements that a) the change was recommended by the audit committee of the board of directors and approved by the board of directors, and b) Arthur Andersen was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Syntroleum Corporation's financial statements.

Very truly yours,

/s/ KPMG LLP